Exhibit (d)(2)

CONFIDENTIAL

February 1, 2017

Mobileye N.V.

Har Hotzvim, 13 Hartom Street

P.O. Box 45157

Jerusalem 9777513, Israel

Attn:    Professor Amnon Shashua, Chairman and Chief Technology Officer

Dear Amnon:

In connection with the consideration by Intel Corporation (“Intel”) of a possible transaction involving Intel and Mobileye N.V. (the “Company”) or one or more shareholders of the Company (the “Transaction”), each of us may receive certain information relating to the other party and its subsidiaries. The party receiving this information from the other party (the “Receiving Party”) acknowledges that this information is proprietary to the party disclosing such information (the “Disclosing Party”) and may include confidential information the disclosure of which could harm the disclosing party and its subsidiaries.

In consideration for, and as a condition of, such information being made available to the Receiving Party and its Representatives (as defined below), the Receiving Party agrees to treat, or cause to be treated, any and all information disclosed by the Disclosing Party or any of its subsidiaries to the Receiving Party or its Representatives in connection with the proposed Transaction on or after the date of this letter agreement (this “Agreement”) (and regardless of the manner or form in which it is disclosed, including, without limitation, all written, oral and electronic communications and all information posted in any electronic dataroom), together with any notes, analyses, reports, models, compilations, studies, interpretations, documents or records to the extent such documents contain or are derived from such information, in whole or in part (collectively, the “Evaluation Material”), in accordance with the provisions of this Agreement, and to take or abstain from taking the other actions hereinafter set forth. For purposes of this Agreement, the term “Evaluation Material” does not include information that (i) becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in breach of the terms of this Agreement, (ii) is independently developed by the Receiving Party or its Representatives without reference to or use of the Disclosing Party’s confidential information, (iii) was within the Receiving Party’s possession prior to the date of this Agreement or (iv) is received by the Receiving Party from a source other than the Disclosing Party or any of its Representatives; provided that, in the case of clause (iii) above, to the extent such information was provided to the Receiving Party by the Disclosing Party, then the Receiving Party shall be permitted to use such information in connection with a potential

Transaction and such information will continue to be subject to any other non-disclosure or confidentiality agreement entered into between the parties prior to the date hereof and not in connection with a potential Transaction; provided further that, in the case of clause (iv) above, to the knowledge of the Receiving Party, the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any of its subsidiaries with respect to such information. Notwithstanding anything to the contrary herein, each party and its Representatives shall be free to use and employ, in any manner and for any purpose, any Residuals resulting from their access to or work with Evaluation Material, including, without limitation, in the development, manufacture, sales, promotion and maintenance of the products or services of the Receiving Party. “Residuals” means information retained in the unaided memories of Representatives of the Receiving Party who have access to the Evaluation Material. The memory of a Representative is considered unaided if he or she did not intentionally memorize the information for the purpose of retaining it and later using it or disclosing it to a third party. Each party reserves all rights, subject to the terms and conditions of this Agreement, (a) to design, develop, manufacture, market, and distribute products and services that contain similar features or functionality to, or that compete with, products or services of the other party or its subsidiaries; and (b) to enter into agreements with third parties who design, develop, manufacture, market, or distribute products or services that contain similar features or functionality to, or that compete with, products or services of the other party and its subsidiaries. The provisions of this Agreement will not restrict the free movement, or assignment to different tasks and activities, of Representatives of the receiving party throughout his or her organization.

For purposes of this Agreement, the term “Representative” with respect to Intel shall mean Intel and its subsidiaries’ (i) directors, officers and employees and (ii) agents, representatives and advisors, which may include attorneys, accountants, consultants, potential financing sources and representatives of such advisors. For purposes of this Agreement, the term “Representative” with respect to the Company shall mean the Company and its subsidiaries’ (i) directors, officers and employees and (ii) agents, representatives and advisors, which may include attorneys, accountants, consultants and representatives of such advisors. For purposes of this Agreement, the term “person” shall be broadly interpreted to include the media and any corporation, partnership, company, limited liability company, trust, association, joint venture, government or self-regulatory agency or body, group (as such term is used in Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), individual or other entity. For purposes of this Agreement, the term “affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

1.    The Receiving Party hereby agrees that the Receiving Party and its Representatives will (i) keep the Evaluation Material confidential and (ii) not disclose any of the Evaluation Material without the prior written consent of the Disclosing Party; provided, however, that the Receiving Party may disclose Evaluation Material only to its Representatives (a) who have a reasonable need to know particular Evaluation Material for the purpose of considering, pursuing and/or facilitating a Transaction, (b) who are informed by the Receiving Party in advance of the confidential nature of such information and (c) who agree to act in accordance with the terms of this Agreement to the same extent as if they were parties hereto, for the benefit of the Disclosing Party. The Receiving Party will be responsible for any breach of this Agreement by any of its Representatives and the Receiving Party agrees to take commercially reasonable measures to restrain its Representatives from disclosure or improper use of the Evaluation Material or from breaching any other provision of this Agreement.

2.    Each party agrees, unless otherwise required by law or regulation, without the prior written consent of the other party, not to disclose, directly or indirectly, to any person other than its Representatives that (i) the parties have entered into this Agreement, (ii) the Evaluation Material exists or has been made available by the Disclosing Party to the Receiving Party and its Representatives and (iii) discussions or negotiations are taking or have taken place concerning the Transaction between Intel and the Company concerning the Transaction or any of the terms, conditions or other facts with respect thereto (including the status thereof).

3.    Each party will submit all: (i) communications regarding a Transaction, (ii) requests for additional information in connection with a Transaction; (iii) requests for facility tours or management meetings in connection with a Transaction; and (iv) questions regarding procedures in connection with a Transaction, only to persons specifically designated by the other party for that purpose.

4.    In the event that the Receiving Party or any of its Representatives is required by applicable law, regulation, stock exchange requirement, subpoena or legal process (including oral questions, civil investigative demand, subpoena, request for information or documents, or other similar process or filing with the Securities and Exchange Commission or regulatory body) to disclose any of the Evaluation Material or information described in paragraph 2 of this Agreement other than as expressly permitted under the terms of this Agreement, the Receiving Party will, to the extent reasonably practicable and as far in advance as is reasonably practicable, promptly notify the Disclosing Party of the information to be disclosed so that the Disclosing Party may, at its election and expense, seek a protective order or other appropriate remedy. In no event shall the Receiving Party, or any of its Representatives, disclose any Evaluation Material other than that portion of the Evaluation Material that the Receiving Party’s legal counsel advises the Receiving Party is legally required to be disclosed or oppose an action by the Disclosing Party to obtain a protective order, motion to quash and/or other relief to prevent the production or disclosure of the Evaluation Material or to obtain an appropriate protective order or other reliable assurance that confidential treatment will be afforded the information so disclosed.

5.    At any time upon the request of the Disclosing Party for any reason, the Receiving Party will, at the option of the Receiving Party, promptly (i) destroy all copies (which shall include to the extent practical erasing or deleting all electronic copies) of the Evaluation Material in the possession or control of the Receiving Party or its Representatives or (ii) deliver to the Disclosing Party at the expense of the Receiving Party all hard copies of the Evaluation Material and, to the extent practical, erase or delete all electronic copies of the Evaluation Material in the possession or control of the Receiving Party or its Representatives. In addition, if requested in writing by the Disclosing Party, the Receiving Party agrees to have an officer certify in writing to the Disclosing Party that the Receiving Party has complied with its obligations under this paragraph. Notwithstanding the return or destruction (as applicable) of the Evaluation Material, the Receiving Party and its Representatives will continue to be bound by its confidentiality and non-disclosure obligations pursuant to the terms of this Agreement. Notwithstanding anything herein, (i) a Receiving Party may retain a copy of the Evaluation Material disclosed to it for legal archival purposes to evidence such party’s compliance with the terms of this Agreement, (ii) any of such Receiving Party’s Representatives that are financial institutions may retain for compliance purposes only a copy of the Evaluation Material so required by applicable law or other policies of self-regulatory organizations and (iii) such Receiving Party’s counsels may retain a copy of the Evaluation Material that reflects the advice of counsel or may otherwise contain attorney client privileged materials for legal archival purposes.

6.    The Receiving Party understands and acknowledges that neither the Disclosing Party nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy, timeliness or completeness of the Evaluation Material. The Receiving Party agrees that neither the Disclosing Party nor any of its Representatives shall have any liability (including, without limitation, in contract, tort, under federal or state securities laws or otherwise) to the Receiving Party or to any of its Representatives relating to or resulting from the use or non-use of the Evaluation Material or any errors therein or omissions therefrom, regardless of any decision made in reliance on the Evaluation Material, and neither the Receiving Party nor its Representatives will make any claims whatsoever against such persons, with respect to, or arising out of, the Evaluation Material. Notwithstanding the above, those representations or warranties that are made in a Definitive Agreement (as defined below) regarding a negotiated Transaction between the parties, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have legal effect. The term “Definitive Agreement” means a written contract executed and delivered by all parties thereto for the Transaction, which contract binds the parties thereto to close such Transaction, subject only to such conditions to closing as may be negotiated between the parties thereto, and does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer or bid for the Transaction. Notwithstanding anything to the contrary contained in this Section 6 or elsewhere in this Agreement, nothing in this Agreement will operate to limit any remedy the Receiving Party or any of its Representatives may have for fraud committed by the Disclosing Party or any of its Representatives (whether or not such fraud relates to a representation made in a written agreement between the parties).

7.    Each party understands and agrees that no contract or agreement providing for the Transaction shall be deemed to exist between them unless and until a Definitive Agreement has been executed and delivered between them. Each party also agrees that unless and until a Definitive Agreement has been executed and delivered between them, neither party shall be under any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this Agreement, except for the matters specifically agreed to herein and in the related Exclusivity Agreement between the parties dated of the date hereof. Each party further acknowledges and agrees that the other party may at any time, in its sole discretion, for any reason or no reason, without prior notice to the other party, reject any and all proposals made by the other party or any of its Representatives with regard to a Transaction, terminate discussions and negotiations with the other party and its Representatives or refuse to provide any further access to the Evaluation Materials.

8.    Each party is aware, and will advise its Representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, nonpublic information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. Each party hereby represents that, as of the date hereof, it and its controlled affiliates do not, directly or indirectly, (i) own of record or beneficially any securities of the other party or (ii) possess or have the right to possess (whether upon the occurrence of an event, lapse of time or otherwise) any economic interest, voting right or other right with respect to any security of the other party or any of its affiliates, including Derivative Securities.

9.    To the extent that any Evaluation Material includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any pending, threatened or prospective action, suit, proceeding, investigation, inquiry, arbitration or dispute, each party acknowledges that the parties have a commonality of interest with respect to such action, suit, proceeding, investigation, inquiry, arbitration or dispute, and agree that it is the parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Evaluation Material that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and each party agrees to take all reasonable measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges and doctrines.

10.    This Agreement contains the entire agreement between Intel and the Company concerning the subject matter of this Agreement, and no provision of this Agreement may be waived or amended, except by the written consent of the parties, which consent shall explicitly reference such waiver or amendment. Any attempted waiver or amendment in violation of this provision shall be void ab initio. Notwithstanding the foregoing, this Agreement shall not supersede any other non-disclosure agreement or confidentiality agreement entered into between the parties prior to the date hereof and not in connection with a potential Transaction.

11.    It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

12.    Each party acknowledge that money damages may not be a sufficient remedy for any breach or threatened breach of this Agreement by the other party or any of its Representatives and each party shall be entitled to seek injunctive relief without proof of actual damages or posting of a bond as a remedy for any such breach or threatened breach. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach by a party or any of its Representatives of this Agreement but may be in addition to all other remedies available at law or equity to the other party. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in an order that a party or any of its Representatives has breached or threatened to breach this Agreement, then such party will reimburse the other party for the reasonable legal fees and expenses incurred by the other party in connection with enforcing its rights hereunder, including any appeal therefrom.

13.    This Agreement and all disputes or controversies arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to its conflicts of law principles.

14.    Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan, New York City for any actions, suits or proceedings arising out of or relating to this Agreement and agree (i) not to commence any action, suit or proceeding relating thereto except in such courts, (ii) to waive and not to assert any defenses as to personal jurisdiction of such courts over such party and (iii) that service of any process, summons, notice or document by U.S. registered mail to the address set forth above shall be effective service of process for any action, suit or proceeding brought against a party in such courts.

15.    The provisions of this Agreement shall be severable in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

16.    This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed original, and all such counterparts shall together constitute one and the same instrument.

17.    This Agreement shall inure solely to the benefit of and be binding upon each of the parties hereto and their respective successors and permitted assigns; provided that neither party may assign this Agreement or any of its rights and obligations hereunder without the prior written consent of the other party. Any attempted assignment by a party without the other party’s prior written consent will be of no force and effect.

18.    Except as expressly set forth herein, each of the parties shall be responsible for its own costs and expenses associated with the subject matter of this Agreement, whether or not a Transaction is consummated.

19.    No licenses or rights under any patent, copyright, trademark, or trade secret are granted or are to be implied by this Agreement except for the right to review the Evaluation Material for purposes of considering, pursuing and/or facilitating a Transaction pursuant to paragraph 1 hereof. Neither party is obligated under this Agreement to purchase from or provide to the other party any service or product.

20.    This Agreement and all obligations hereunder shall terminate and cease to be of any further force or effect as of the second (2nd) anniversary of the date of this Agreement.

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Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this Agreement shall become a binding agreement between Intel and the Company.

Very truly yours,

INTEL CORPORATION

By:	/s/ Wendell M. Brooks
	Name:	Wendell M. Brooks
	Title:	Senior Vice President and President Intel Capital

Accepted: February 1, 2017

MOBILEYE N.V.

By:	/s/ Ziv Aviram
Name: Ziv Aviram
Title: CEO and President

By:	/s/ Prof. Amnon Shashva
Name: Prof. Amnon Shashva
Title: CTO and Chairman

[Signature Page to Letter Agreement]